Exhibit 99.1

Investor Relations and Media Contact:

Don Duffy or John Flanagan

Integrated Corporate Relations 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Reports First Quarter 2008 Financial Results

Portland, Oregon – (Business Wire) – May 7, 2008 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its fiscal first quarter ended March 29, 2008.

Financial highlights for the first quarter 2008 compared to the first quarter 2007:

•	Revenues increased 13.4% to $92.3 million from $81.4 million

•	Comparable restaurant sales decreased 5.8%

•	Restaurant pre-opening costs increased to $1.2 million from $0.4 million

•	Operating income decreased to $0.4 million from $4.5 million

•	Net income decreased to $0.1 million from $3.2 million

•	Diluted earnings per share decreased to $0.01 from $0.22

Revenues for the first quarter of 2008 increased 13.4% to $92.3 million from $81.4 million in the first quarter of 2007. The growth in revenues is attributable to revenues generated by restaurants not included in the comparable restaurant base, offset by a decrease in comparable restaurant sales of 5.8%. The Company added three restaurants during the first quarter of 2008 in Anaheim, CA; Cherry Hill, NJ; and Milwaukee, WI.

“The decrease in comparable sales, we believe, is a reflection of weak consumer spending in the general economy. The decreased comparable sales, combined with higher commodity and labor costs, resulted in lower operating margins for the quarter. We have not had any indication that our aspirational guest will be resuming their previous dining frequency in the near term. However, we are hopeful that we are entering a period of general economic stability, and that our decreased comparable sales will ease in the back half of the year,” said Douglas Schmick, Chairman and Chief Executive Officer.

Mr. Schmick continued, “As experienced restaurant operators, we have a definite approach to managing the business in uncertain times. We feel that we have a very strong balance sheet, including only $20 million drawn on a $150 million credit line at the end of the quarter. We are reaching out to the strongest segments of our customer base with targeted messaging, have broadened our menu to enhance the appeal of our offering, and are being vigilant and active in our cost controls to limit the full impact of commodity and labor cost increases. We have focused on the core fundamentals of our concept, value being a cornerstone. These are all qualities that enabled us to build the McCormick & Schmick’s concept over the last 36 years and we are confident that we will emerge from this challenging economic period a stronger organization.”

Financial Guidance

The Company intends to open one new restaurant in the second quarter of 2008, and a total of twelve new restaurants in fiscal year 2008, of which three have already opened. The Company also maintains its previous financial guidance for fiscal year 2008 revenues of between $410.0 million and $420.0 million and comparable restaurant sales decrease between 2% and 4%. Diluted earnings per share are expected to be between $0.64 and $0.74.

Conference Call

The Company will host a conference call to discuss first quarter 2008 financial results today at 5:00 PM ET. Hosting the call will be Douglas Schmick, Chairman and Chief Executive Officer, and Manny Hilario, Chief Financial Officer. The conference call can be accessed live over the phone by dialing (888) 599-8686, or for international callers (913) 312-0863. A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the conference ID is 7306045. The replay will be available until Wednesday, May 14, 2008.

The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company now operates 85 restaurants, including 79 restaurants in the United States and six restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 36 years by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a diverse base of casual diners, families, travelers and the business community.

Forward-Looking Statements

The financial guidance we provide for our fiscal 2008 and the number of restaurants we intend to open in our second quarter and fiscal 2008 are forward looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Margin Analysis - Unaudited

(in thousands, except per share data)

	Quarter ended
	March 31, 2007 (13 Weeks)		March 29, 2008 (13 Weeks)
Revenues	$81,428	100.0%	$92,337	100.0%
Restaurant operating costs
Food and beverage	23,547	28.9%	28,071	30.4%
Labor	25,764	31.7%	30,397	32.9%
Operating	12,153	14.9%	14,501	15.7%
Occupancy	7,486	9.2%	8,798	9.5%

Total restaurant operating costs	68,950	84.7%	81,767	88.5%
General and administrative expenses	4,703	5.8%	5,569	6.0%
Restaurant pre-opening costs	448	0.5%	1,184	1.3%
Depreciation and amortization	2,800	3.4%	3,394	3.7%

Total costs and expenses	76,901	94.4%	91,914	99.5%

Operating income	4,527	5.6%	423	0.5%
Interest expense (income), net	(176)	(0.2)%	329	0.4%
Other income	—	—	(75)	(0.1)%

Income before income taxes	4,703	5.8%	169	0.2%
Income tax expense	1,458	1.8%	51	0.1%

Net income	$3,245	4.0%	$118	0.1%

Net income per share
Basic	$0.23		$0.01
Diluted	$0.22		$0.01
Shares used in computing net income per share
Basic	14,403		14,685
Diluted	14,701		14,685